Exhibit 10.55

Benthos License Amendment No. 1

AMENDMENT No. 1

THIS AMENDMENT NUMBER 1 (this “Amendment”), dated as of March 15, 2004, amends the License Agreement dated as of September 1st, 2000 (the “License”) between the parties regarding certain technology described in US Patent 6,130,641 “Imaging Methods and Apparatus Using Model Based Array Signal Processing,” and is

BETWEEN

SIMON FRASER UNIVERSITY,

a university duly continued under the University Act of British Columbia having offices at Room 2100, Strand Hall, 8888 University Drive,

Burnaby, British Columbia, Canada, V5A 1S6

(“Licensor”);

AND:

BENTHOS, INC.,

a Massachusetts corporation with a usual place of business at:

49 Edgerton Drive, North Falmouth, Massachusetts, 02556 U.S.A.

(“Benthos”)

WHEREAS:

A.	The Licensor has been engaged in research during the course of which it has invented, developed and/or acquired certain technology described in US Patent 6,130,641 “Imaging Methods and Apparatus Using Model Based Array Signal Processing,” (further described in Schedule A under the heading “Technology Description”), which research was undertaken by the Inventors John Bird and Paul Kraeutner in the School of Engineering Science of the Licensor;

B.	The Licensor is desirous of further expanding the current License with Benthos with the objective of furthering society’s use of Licensor’s advanced technology, and to generate further research in a manner consistent with Licensor’s status as a non-profit, tax exempt educational institution;

C.	Benthos is desirous of the Licensor granting an additional non-exclusive licence to Benthos for the Issued Patent technology (Technology) licensed under the License Agreement to include the Mine-Hunting field-of-use and to use or cause to be used such Technology to manufacture, distribute, market, sell, or lease products derived or developed from such Technology for the Mine Hunting field-of-use utilizing Swath Bathymetry, 3D Sidescan, and, optionally Sub-Bottom Profiling, and to sell the same to the general public during the term of the License Agreement.

D.	Benthos is also desirous of the Licensor granting a right of first refusal to a license for the Sub-Bottom Profiling field-of-use for a period of two (2) years.

Benthos License Amendment No. 1

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Licensor and Benthos hereby agree as follows:

1.	This Amendment will become effective as of the date hereof.

2.	Paragraph 1.2 of the License is replaced with the following:

1.2	“Licensed Patents” shall mean US Patent 6,130,641 entitled “Imaging Methods and Apparatus Using Model Based Array Signal Processing” issued October 10, 2000, and any and all re-examinations, reissues, foreign counterparts, continuations, divisions, and continuations-in-part thereof.

3.	Paragraphs 2.4, 2.5, and 2.6 are added to the License:

2.4	Licensor hereby grants to Benthos and its Affiliates, and Benthos hereby accepts, a nonexclusive, worldwide, royalty bearing right and license under the Licensed Patent(s) (without the right to grant sublicenses in the Licensed fields of use) to make, have made, use, sell, offer for sale, lease, import, and otherwise dispose of Licensed Products that utilize Mine-Hunting field-of-use technology in the Swath Bathymetry and 3D Sidescan fields-of-use that are already exclusively licensed to Benthos.

2.5	If Benthos exercises its option rights to the Sub-Bottom Profiling field-of-use as set forth in Paragraph 15.1, then Benthos shall also have a nonexclusive worldwide, royalty bearing right and license under the Licensed Patent(s) (without the right to grant sublicenses in the Licensed fields of use) to make, have made, use, sell, offer for sale, lease, import, and otherwise dispose of Licensed Products that utilize Mine-Hunting field-of-use technology in the Sub-Bottom Profiling field-of-use.

2.6	Fields-of-use are further defined in Schedule A. Products utilizing the Technology that are not included in the License are Sector-Scan, Electronic Sector-Scan, Forward-Looking, and, currently, in Sub-Bottom Profiling fields-of-use.

4.	Paragraphs 3.4 and 3.5 are added to the License:

3.4	In consideration of the rights and nonexclusive license to Mine-Hunting granted to Benthos under the License, as amended herewith, Benthos agrees to pay to Licensor an additional one-time license fee of Five Thousand ($5,000.00) Dollars (U.S.) (the “Amendment License Fee”) which shall be payable upon the execution of Amendment No. 1 to this License.

3.5	No multiple royalties shall be due because the manufacture, use, offer to sell, importation, or sale of Licensed Products falls within the definition of more than one field-of-use.

5.	Paragraphs 15.1 is added:

15.1	The Licensor hereby grants to Benthos an exclusive, two-year option to acquire, at Benthos sole discretion, either an exclusive or nonexclusive license to the Sub-Bottom Profiling field-of-use. Benthos may exercise its option at any time during the two-year option period by notifying Licensor of its election to acquire an exclusive or a nonexclusive license and paying Licensor Ten Thousand ($10,000.00) Dollars (U.S.) (the “Exclusive Sub-Bottom Profiling Fee”) or Five-Thousand ($5,000.00) Dollars (U.S.) (the “Nonexclusive Sub-Bottom Profiling Fee”).

6.	Schedule A to the License is replaced in its entirety by the revised Schedule A attached hereto.

7.	In all other respects the terms of the License are affirmed.

Benthos License Amendment No. 1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No.1 on the dates indicated below to be effective upon the date first written above.

SIMON FRASER UNIVERSITY	BENTHOS, INC.

/s/ Michael C. Volker	/s/ Ronald L. Marsiglio
Michael C. Volker	Ronald L. Marsiglio
Director University/Industry Liaison Office	President and CEO

Date: 5-12-04	Date: 5-6-04

Benthos License Amendment No. 1

Schedule A

Technology Description

Imaging Methods and Apparatus Using Model-Based Array Signal Processing

US Patent 6,130,641

This invention relates generally to the field of constructing two-dimensional or three-dimensional images or maps of surfaces and objects in a volume from signals scattered by those surfaces or objects. The invention has particular application in acoustic imaging. The invention may also be applied to radar imaging. The invention may be applied to terrain mapping, object detection, object avoidance, medical ultrasound imaging and the like.

This invention provides a method for imaging a region. The region may be underwater, in air or visceral. The method begins by transmitting a pulse toward the region. The pulse may be an acoustic pulse or an electromagnetic pulse. The method continues with the step of detecting a signal scattered from the region to yield a multi-channel scattering signal at a receive transducer array comprising of a plurality of N elements or N beamformed subarrays. L snapshots are obtained, where L is an integer with L>1, by sampling the scattering signal at one or more instants after transmitting the pulse to yield a plurality of complex samples. In a processing device, which may be a programmed computer, the plurality of complex samples are processed to obtain image data comprising angles of arrival from M principal scattering components, where M is an integer, with 1<M<N-1. The case where M>2 provides particular advantages over the current state of the art. Preferably the processing is performed by: constructing a sample matrix SL,M,N from the complex samples; from the sample matrix computing a null-space vector w comprising a plurality of entries; computing a plurality of roots of a polynomial formed from the entries of the null-space vector; and, from the roots of the polynomial computing angles of arrival and amplitudes for M principal scattering components. Finally, the method stores the angles of arrival and optionally the amplitudes as image data.

Licensed fields-of-use:

The License Agreement, as amended, includes the Swath Bathymetry field-of-use, the 3D Sidescan field-of-use and the Mine Hunting field-of-use in underwater applications where:

Swath Bathymetry is an underwater field-of-use of the Licensed Patent in which the depth of the seafloor is estimated at several points across the track of a forward moving vessel or vehicle. The across-track region is called a swath and extends directly beneath and athwartships in both the port and starboard directions (i.e. a Swath Bathymetry sonar is oriented in a generally side-looking configuration and is used for measuring bathymetry as the vessel or vehicle moves forward along a track). Both towed and direct vessel/vehicle mount configurations are possible for both surface and underwater vessels and vehicles. While the transducer assembly is fixed in a generally side-looking configuration, and cannot be mechanically or electronically scanned in any way, it is understood that the transducer assembly may be configured and arranged to provide bathymetry data to fill the center gap in the swath bathymetry field-of-use.

3D Sidescan is an underwater field-of-use of the Licensed Patent in which the depth of the seafloor combined with a co-registered measure of the acoustic reflectivity is estimated at several points across the track of a forward moving vessel or vehicle. The across-track region is called a swath and extends directly beneath and athwartships in both the port and starboard directions (i.e. a 3D Sidescan is oriented in a side-looking configuration and is used for measuring both bathymetry and acoustic reflectivity as the vessel or vehicle moves forward along a track). Both towed and direct vessel/vehicle mount configurations are possible for both surface and underwater vessels and vehicles. While the transducer assembly is fixed in a generally side-looking configuration, and cannot be mechanically or

Benthos License Amendment No. 1

electronically scanned in any way, it is understood that the transducer assembly may be configured and arranged to provide sidescan data to fill the center gap in the 3D Sidescan field-of-use.

Mine-Hunting is an underwater field-of-use of the Licensed Patent in which a side-looking sonar is used for the purpose of detection and/or location of mines lying either on the seafloor or in the water column at several points across the track of a forward moving vessel or vehicle. The across-track region is called a swath and extends directly athwartships in both the port and starboard directions (i.e. a Mine-Hunting sonar is oriented in a side-looking configuration and is used for detecting and/or locating underwater mines athwartships as the vessel or vehicle moves forward along a track). Both towed and direct vessel/vehicle mount configurations are possible for both surface and underwater vessels and vehicles. The transducer assembly is fixed in a side-looking configuration and cannot be mechanically or electronically scanned in any way. The Mine-Hunting field-of-use differs from Swath Bathymetry and 3D Sidescan in that for Mine-Hunting, the sonar is used to identify and locate specific mine-like targets lying either on the seafloor or in the water column rather than to estimate the general bathymetry and/or acoustic reflectivity of the seafloor. The Mine-Hunting field-of-use differs from Sub-Bottom Profiling in that for Mine-Hunting, the sonar is used to identify and locate specific mine-like targets lying either within the seafloor or within the water-seafloor interface rather than to measure acoustic backscatter from these regions.

Fields-of-use Explicitly Excluded from the License

The License agreement explicitly excludes any field-of-use that is not underwater as well as the Sector-Scan, Electronic Sector-Scan, Forward-Looking, and, currently, Sub-Bottom Profiling fields-of-use in underwater applications where:

Sector-Scan is a field-of-use of the Licensed Patent in which acoustic backscatter is measured using a mechanically steered transducer assembly. Sector-Scan differs from Swath Bathymetry and 3D Sidescan in that for Sector-Scan, mechanical scanning is employed to scan a volume of water or an area of the seafloor.

Electronic Sector-Scan is a field-of-use of the Licensed Patent in which acoustic backscatter is measured using an electronically steered transducer assembly. Electronic Sector-Scan differs from Swath Bathymetry and 3D Sidescan in that for Electronic Sector-Scan, electronic scanning is employed to scan a volume of water or an area of the seafloor.

Forward-Looking is a field-of-use of the Licensed Patent in which a sonar transducer assembly is mounted on a vessel or vehicle with the transducer assembly oriented in a general forward-looking direction. Both towed and direct vessel/vehicle mount configurations are possible for both surface and underwater vessels and vehicles. Forward-Looking differs from Swath Bathymetry and 3D Sidescan in that for Forward-Looking, the main response axis of the transducer assembly is oriented in a general forward looking direction rather than directly to the side of a vessel or vehicle track. Forward-Looking may include look-directions that are not directly forward.

Field-of-use Optioned in the Amendment

Sub-Bottom Profiling is a field-of-use of the Licensed Patent in which acoustic backscatter is measured from regions below the water-seafloor interface (i.e. Sub-Bottom Profiling) for the purpose of mapping and or detecting/locating sub-bottom features or targets. Sub-Bottom Profiling differs from Swath Bathymetry and 3D Sidescan in that for Sub-Bottom Profiling, the objective is to measure acoustic backscatter from regions within the seafloor as well as from the water-seafloor interface.